             TopSpin Medical, Inc.
EXHIBIT 99.1
TopSpin Medical, Inc. (the “Company”)
Audit Committee of the Board of Directors
Charter
PURPOSE
The audit committee (the “Committee”) is appointed by the Board of Directors of the Company to assist the Board of Directors in fulfilling its oversight responsibilities for the Company’s accounting and financial reporting processes and audits of the financial statements of the Company and carry out the authorities which the Company undertook in its prospectus to delegate to the Committee in accordance with applicable laws in Israel, by monitoring (1) the principles and integrity of the Company’s financial statements; (2) the independence and qualifications of its external auditor (i.e. the accounting firm); (3) the Company’s system of internal controls, (4) the performance of the Company’s internal audit process and external auditor; (5) the Company’s compliance with applicable laws, rules and regulations; and by (6) resolving on the issues delegated to the Committee’s authority in accordance applicable laws in Israel.
COMPOSITION
The Committee shall consist of no less than 3 (three) members of the board. The Committee shall include at all times the independent directors appointed to the Company’s Board of Directors and shall not include (i) the Chairman of the Board of Directors; (ii) any director who is either employed by, or provides services to the Company on a regular basis (other than in the capacity as a director); or (iii) any director who is either a controlling stockholder of the Company (as such term is defined in the Company’s Certificate of Incorporation) or any relative of any controlling stockholder of the Company.
MEETINGS
The Committee will meet as often as it determines is appropriate, but not less frequently than once in each calendar quarter. In any event the Committee shall meet upon the request of the following: (i) Chairman of the Committee; (ii) the majority of its members; (iii) the Board of Directors of the Company; or (iv) the request of the Company’s internal auditor for the purpose of discussing a subject specified in his request, such meeting at the request of the internal auditor to be convened upon a reasonable time after the date of such request. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. The Committee will periodically hold private meetings with management, the internal auditor and the auditing accountants as it deems appropriate. The Committee may invite any officer or employee of the Company, the auditing accountants, the Company’s counsel or others to attend meetings and provide pertinent information. The internal auditor of the Company shall receive prior notice of and shall be permitted to attend any meeting of the Committee and the Committee shall be required to give notice of each meeting of the Committee in which a subject connected with the auditing of the financial statements is to be raised, to the auditing accountant of the Company who shall be entitled to participate in the meeting. Meeting agendas will be prepared by the Chairman of the Committee and provided in advance to members and other participants, along with appropriate briefing materials. Minutes will be kept by a member of the Committee or a person designated by the Committee.

AUTHORITY AND RESPONSIBILITY
The Committee has authority to conduct or authorize examinations into any matters within its scope of responsibility. It has the authority and responsibility to (1) identify deficiencies in the management of the Company, inter alia, in consultation with the Company’s internal auditor and the Company’s auditing accountant or Company counsel, and recommending corrective measures as needed; (2) consider the approval of actions by an officer allegedly in violation of such officer’s fiduciary duty of loyalty as set forth in the Company’s Certificate of Incorporation, including Interested Transactions (as such term is defined in the Company’s Certificate of Incorporation) to the fullest extent permitted by applicable laws; (3) to recommend to the Board of Directors of the Company to approve the suspension or termination of the internal auditor of the Company, but not without first giving the internal auditor an opportunity to be heard and subject to the provisions of the Company’s Certificate of Incorporation; (4) recommend to the Board of Directors with regard to the appointment, compensation and retention of the Company’s auditing accountant (subject to shareholder ratification if applicable); (5) oversee the work of the Company’s auditing accountant, (6) resolve disagreements between management and the auditing accountant regarding financial reporting, and (7) recommend the approval of audit services and permitted non-audit services provided to the Company by its auditing accountant.
The Committee also has authority to:
•	Retain outside advisors, including counsel, reasonably necessary or advisable to carry out its duties.

•	Seek any information it requires from employees — all of whom are directed to cooperate with the Committee’s requests — or external parties.

•	Meet with Company officers, auditing accountant, or outside counsel, as it deems necessary.

•	Take such other actions reasonably required for the performance of its responsibilities and authorities hereunder.
The Company shall provide appropriate funding for the Committee’s expenses with regard to the performance of the Committee’s responsibilities and authorities hereunder.
The Committee, to the extent it deems necessary or appropriate, will carry out the following specific responsibilities:
Financial Statements
•	Review and discuss with management and the auditing accountant accounting and financial reporting issues, including complex or unusual transactions and judgments concerning estimates or changes in the Company’s selection or application of accounting principles, and recent professional, accounting and regulatory pronouncements and initiatives, and understand their impact on the Company’s financial statements.

•	Review with management and the auditing accountant the results of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any material disagreements with management.

•	Review and discuss with management and the auditing accountant the annual financial statements and recommend their approval to the Company’s Board of Directors before their filing with the Israeli Securities Authority (the “ISA”) and the Tel Aviv Stock Exchange (the “TASE”).

•	Review and discuss with management and the auditing accountant interim financial statements, including the results of the auditing accountant’s review of the quarterly financial statements, before their filing with the ISA and the TASE.

•	At least annually prior to the filing of the annual report with the ISA and the TASE (and more frequently if appropriate), review and discuss reports from the auditing accountant on (l) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditing accountant and (3) other material written communications between the auditing accountant and management.

•	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance which may be provided to analysts and rating agencies.

•	Understand how management prepares interim financial information, and the nature and extent of internal auditor and the auditing accountant’s involvement.
Internal Controls and Risk Management
•	Meet with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Understand the scope of internal audit’s and auditing accountant’s reviews of internal control over financial reporting, and obtain reports on material findings and recommendations, together with management’s responses.
Internal Audit
•	Review with management, principles, plans, activities and staffing of the internal auditor’s function, as well as staff qualifications. Determine through discussions that the internal auditor’s activities conform with the Company’s Certificate of Incorporation.

•	Determine principles for the internal auditor’s reporting obligations to the Committee and the Company’s Board of Directors and discuss such reports and management’s responses including their implication on the Company.

•	On a regular basis, meet separately with the internal auditor to discuss any matters that the Committee or the internal auditor believes should be discussed privately.
Auditing Accountants
•	Meet with the auditing accountants to discuss its proposed audit planning, scope, staffing and approach. Discuss the coordination of audit efforts to assure completeness of coverage, avoidance of redundant efforts and effective use of audit resources.

•	Obtain and review a report from the auditing accountant regarding its quality control procedures and material issues raised by the most recent internal quality control review.

•	Evaluate and present to the board of directors its conclusions regarding, the qualifications, performance and independence of the auditing accountant.

•	On a regular basis, meet separately with the auditing accountant to discuss any matters that the Committee or the auditing accountant believe should be discussed privately.
Compliance
•	Review the effectiveness of the system for monitoring compliance with laws and regulations. The results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance should also be reviewed.

•	Advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing.

•	Review and discuss with management and the auditing accountant any correspondence with or the findings of any examinations by regulatory agencies, published reports or auditor observations that raise material issues regarding the Company’s financial statements or accounting policies.

•	Obtain regular updates from management and Company counsel regarding compliance matters and legal matters that may have a material impact on the financial statements or the Company’s compliance policies, including disclosures of insider and affiliated party transactions.
Reporting Responsibilities
•	Regularly report to the Board of Directors about Committee activities, issues and related recommendations.

•	Provide an open avenue of communication between internal auditor, the auditing accountant and the Board of Directors.

•	Review any other reports the Company issues that relate to Committee responsibilities.
Approval of Transactions
•	Since the Company is publicly traded in the TASE and has undertaken under the prospectus issued by the Company to delegate certain authorities to the Committee, the Committee has the authority to approve certain transactions in accordance with its Certificate of Incorporation, adopting certain provisions of applicable laws in Israel.
Other Responsibilities
•	Perform other activities related to this charter as requested by the Board of Directors.

•	Annually review the Committee’s own performance.